Luna Innovations Announces Conversion of Preferred Shares
Dividend Payment to former Preferred Holder Ceases

(ROANOKE, VA, September 26, 2019) – Luna Innovations Incorporated (NASDAQ: LUNA), a global leader in advanced fiber optic-based technology, today announced that Carilion Clinic has provided notice to convert their 1.3 million shares of Series A convertible preferred stock into common stock on a one-for-one basis effective September 30, 2019. Per the terms of the Series A convertible preferred stock as set forth in the Certificate of Designations, the accrual of dividends will also cease as of September 30, 2019, due to Luna’s share price maintaining a level of $5.16 or above for more than 30 consecutive trading days, which was achieved as of September 19, 2019.
“Carilion Clinic has been, and continues to be, an incredibly supportive long-term shareholder of Luna Innovations,” said Scott A. Graeff, President and CEO. “Carilion’s original investment more than a decade ago helped Luna to successfully pursue a path for growth and sustainable profitability, while generating return on investment as a strong supporter of our company. This conversion of preferred shares to common shares allows Carilion to realize some earned shareholder return, adds liquidity to Luna’s share trading, and simplifies our balance sheet by removing the preferred shares and associated dividend payment.”
“The Luna management team has done an excellent job of generating return for shareholders, and we’re proud to have played a leadership role in the company’s capital structure,” said Nancy Agee, President and CEO of Carilion Clinic. “Our Luna investment has been a strong one. We continue to see value and growth potential in the long-term and remain large shareholders and strong supporters of Luna.”

About Luna
Luna Innovations Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for the aerospace and automotive industries. Luna is organized into two business segments, which work closely together to turn ideas into products: a Technology Development segment and a Products and Licensing segment. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

Forward-Looking Statements
The statements in this release that are not historical facts constitute “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include expectations regarding Luna’s growth potential.  Management cautions the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and actual results, performance, and/or achievements of Luna may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include, without limitation, changes in market needs and acceptance and adoption, technological and strategic challenges and those risks and uncertainties set forth in Luna’s Form 10-Q for the quarter ended June 30, 2019, and Luna's other periodic reports and filings with the Securities and Exchange Commission ("SEC"). Such filings are available on the SEC’s website at www.sec.gov and on Luna’s website at www.lunainc.com. The statements made in this release are based on information available to Luna as of the date of this release and Luna undertakes no obligation to update any of the forward-looking statements after the date of this release.

Investor Contacts:
Jane Bomba                        Sally J. Curley
Luna Innovations Incorporated                Luna Innovations Incorporated
Phone: 303-829-1211                    614-530-3002
Email: IR@lunainc.com                    IR@lunainc.com

###